Exhibit 99.2

May 8, 2019

To:	GSX Techedu Inc.

Tower C, Beyondsoft Building, 7 East Zone, 10 Xibeiwang East Road, Haidian District,

Beijing, 100193, People’s Republic of China

Re:	Legal Opinion Regarding Certain PRC Law Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

We have acted as PRC counsel to GSX Techedu Inc., a company incorporated under the laws of the Cayman Islands (the “Company”). With respect to (i) the proposed initial public offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”), representing Class A ordinary shares (the “Shares”), par value $0.0001 per share, of the Company as set forth in the Company’s registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), including all amendments or supplements thereto, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange, you have requested us to furnish an opinion to you as to the matters hereinafter set forth.

A.	Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, and such other documents, the Registration Statement, corporate records, certificates, Approvals (as defined below) and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Government Authorizations” means all government authorizations, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by applicable PRC Laws.

Beijing · Shanghai · Shenzhen · Chengdu · Hong Kong · Hangzhou

www.tylaw.com.cn

“PRC Company” means Beijing BaiJiaHuLian Technology Co., Ltd., which is a company incorporated in accordance with the PRC Laws.

“PRC Subsidiaries” means any company controlled directly or indirectly by the PRC Company, including the entities listed in Schedule I of this opinion, all of which are companies incorporated in accordance with the PRC Laws.

“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations currently in force and publicly available in the PRC on the date hereof.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“WFOE” means Beijing Lexuebang Network Technology Co., Ltd., the Company’s wholly-owned subsidiary located in the PRC.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.

all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.

each of the parties to the Documents (except that we do not make such assumptions about the PRC Company and the PRC Subsidiaries) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion

Based upon the foregoing, we are of the opinion that:

1. With Respect to the Corporate Structure and Contractual Arrangements among the WFOE, the PRC Company and Its Respective Shareholders

(a)     Each of the parties to the contractual arrangements and agreements by and among the PRC Company and its respective shareholders that has been filed as exhibits to the Registration Statement (collectively, “VIE Contracts”) has full power, authority and legal right to enter into, execute, deliver and perform their respective obligations under each of the VIE Contracts and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the VIE Contracts against each of them. No Government Authorizations are required to be done or obtained for the performance of the respective parties of their obligations and the transactions contemplated under the VIE Contracts other than those already obtained, except for the Government Authorizations to be required for the WFOE to exercise the option granted under the Exclusive Call Option Agreement to purchase the equity interests in the PRC Company.

(b)    The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the VIE Contracts, and the consummation of the transactions contemplated thereunder, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws, or (iii) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties of the VIE Contracts, as the case may be, any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them.

(c)    The description of the VIE Contracts and the ownership structure described under the captions “Related Party Transactions” and “Corporate History and Structure” in the Prospectus are true and accurate in all material respects and insofar as related to PRC Laws nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structures of the PRC Company, the WFOE and the PRC Subsidiaries as described in the Prospectus complies, and immediately after giving effect of this Offering will comply, with all applicable PRC Laws, and does not violate, breach, or otherwise conflict with any applicable PRC Laws, except as disclosed in the Prospectus. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws, and there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

2.    With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and amended on June 22, 2009. M&A Rule requires, among other things, offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company acquired contractual control rather than acquired any equity interests in the PRC Company and the PRC Subsidiaries and is hence not a special purpose vehicle formed or controlled by PRC companies or individuals as defined under the M&A Rules. Therefore, the Company is not required to obtain the prior approval from CSRC for the listing and trading of the Company’s ADSs on an overseas stock exchange.

3.    Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

4.    Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

5.    Statements in the Prospectus

The statements in the Prospectus under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Taxation – PRC,” “Business,” “Enforceability of Civil Liabilities,” “Regulation,” “Management,” “Taxation – People’s Republic of China Taxation,” and “Dividend Policy,” “Legal Matters,” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D.	Consent

We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Regulations,” “Taxation,” “Legal Matters,” and elsewhere in the Prospectus.

This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm

Schedule I – PRC Subsidiaries

1.	Beijing GaoTuYunJi Education Technology Co. Ltd.

2.	Beijing BaiJiaChengXi Education Technology Co., Ltd.

3.	Beijing Jiazi Technology Co., Ltd.

4.	Shanghai Jinyou Education Technology Co., Ltd.

5.	Beijing Genshuixue Technology Co., Ltd.

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